Exhibit 10.64

                                                                                                                December 4, 2001

Mr. John T. Toolan

31 Van Holten Road

Basking Ridge, New Jersey  07920

Dear Jack:

Reference is made to the Offer Letter (the “Offer Letter”), dated January 29, 2001, between you and Russ Berrie and Company, Inc. (a copy of which is attached hereto as Exhibit A).  The purpose of this Letter Agreement is to amend portions of the Offer Letter as described below.

1.         Paragraph 4 of the Offer Letter shall be deleted in its entirety and replaced with the following:

“4.       STOCK OPTIONS.       For the 2001 calendar year, you will be granted, effective on your first day of employment, stock options equal to 40% of your base salary pursuant to the terms and provisions of an option agreement, in form and substance satisfactory to the Company setting forth substantially all of the terms and provisions of grants made under the Company’s 1999 Stock Option and Restricted Stock Plan (the “Plan”).  Beginning in the 2002 calendar year, you will be eligible to participate in the Plan based on its current provisions.  Pursuant to the Plan, if you are eligible, you will receive stock options equal to 40% of your base salary.  Although participants in the Plan are generally required to have 18 months of service prior to the initial grant of options, the committee that administers the Plan may authorize the participation of persons having less than 18 month’s employment.  In your case, the committee will make such authorization and waive such requirement.  If eligible, you will receive your first grant under the Plan on the first trading day of the 2002 calendar year for the Company’s Common Stock on the New York Stock Exchange.”

2.         Paragraph 5 of the Offer Letter shall be deleted in its entirety and replaced with the following:

“5.       STOCK OPTIONS BASED ON OPERATING PROFIT.

In addition to the stock options set forth above, you will be eligible to receive 10,000 stock options (“Performance Options”) for each year in which the Company’s domestic operating profit exceeds the prior year’s domestic operating profit by at least 15%.  You will be eligible to receive such Performance Options beginning January 1, 2002, if the Company’s 2001 domestic operating profit exceeds the 2000 domestic operating profit by at least 15%.  Performance Options will vest and be exercisable one year after the date of grant and remain exercisable for a period of 10 years from the date of grant (subject to earlier termination under certain circumstances set forth under the performance option agreement), and will be subject to the terms and provisions of a performance option agreement, in form and substance satisfactory to the Company setting forth substantially all of the terms and provisions of grants made under the Company’s 1999 Stock Option and Restricted Stock Plan (the “Plan”) or the then current successor option plan to the Plan adopted by the Company.”

3.     Paragraph 6 of the Offer Letter shall be amended by adding the following sentence after the last sentence of the paragraph:  “The restricted stock awards described above shall be granted pursuant to the Plan.”

4.     As amended hereby, the Offer Letter remains in full force and effect.

Very truly yours,

RUSS BERRIE AND COMPANY, INC.

	By:	/s/ Russell Berrie
Russell Berrie
Chairman

ACCEPTED AND AGREED:

/s/ John T. Toolan
John T. Toolan